UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 9, 2012

CHINA SHEN ZHOU MINING & RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-33929	87-0430816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043

(Address of principal executive offices)

86-010-8890-6927

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 9, 2012, China Shen Zhou Mining & Resources, Inc. (the “Company”) issued a press release announcing that it has successfully entered into agreements with a group of institutional investors to redeem, and fulfill its dividend obligations with respect to, 1,332 shares of Convertible Preferred Stock using $398,519.46 in cash, $391,764.48 of which will be used to redeem the Convertible Preferred Stock. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As previously disclosed, the Company, in January and February of 2012, acquired 60% interests in three entities in Guizhou province (the “Acquired Entities”) from certain sellers (the “Sellers”). Per the original agreements, the Company would bear the original debts of the Acquired Entities up to $7,897,000. Liabilities above that amount would be settled by the Sellers (the “Additional Liabilities”). The Sellers, who retained an interest in the Acquired Entities (the “Retained Ownership Interest”), have failed to settle the Additional Liabilities. As a result, the Company and the certain of the Sellers have entered into an agreement whereby such Sellers will transfer the portion of the Retained Ownership Interest held by such sellers to the Company (the “Transfer”). As a result of the Transfer, the Company will hold an 80% interest in the Acquired Entities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

China Shen Zhou Mining & Resources, Inc.

Date: November 9, 2012	By:	/s/ Xiaojing Yu
Xiaojing Yu
Chief Executive Officer